Exhibit 99.1

Banyan Acquisition Corporation Announces the Separate Trading of its Class A Common Stock and Warrants

Northbrook, Illinois--(BUSINESS WIRE)--Banyan Acquisition Corporation (NYSE: BYN.U) (the “Company”) announced today that, commencing March 11, 2022, holders of the 24,150,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “BYN” and “BYN.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade under NYSE symbol “BYN.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Banyan Acquisition Corporation, led by CEO, Keith Jaffee, and Chairman, Jerry Hyman, is a special purpose acquisition company formed with the purpose of entering into a business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on businesses within the foodservice industry. The Company has not selected any specific business combination target.

BTIG, LLC acted as the sole bookrunner for the offering. I-Bankers Securities, Inc. acted as co-manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 19, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Banyan Acquisition Corporation

Contact: Keith Jaffee

Keith@banyanacquisition.com